Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Quanta Services, Inc. of our report dated February 20, 2025 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Quanta Services, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2024.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

November 7, 2025